Exhibit 99.1

CO#21971

DIVIDEND REINVESTMENT PLAN FOR SHARES OF COMMON STOCK OF

ADT Inc.

ENROLLMENT APPLICATION

Please enroll this account as follows:
Check one box only ☒.

If you do not check any box, then FULL DISTRIBUTION REINVESTMENT will be assumed.

☐	FULL DIVIDEND REINVESTMENT
Reinvest all dividends for this account.

☐	PARTIAL DIVIDEND REINVESTMENT

Reinvest dividends on____________shares of common stock held by me and on all shares of common stock held by you as Agent and pay distributions in cash on all remaining common stock held by me. You must reinvest distributions on a minimum of 10% of the common stock in your Plan account.

☐	NO DISTRIBUTION REINVESTMENT
All distributions will be paid in cash.

I (We) hereby appoint American Stock Transfer & Trust Company, LLC as my (our ) Agent under the terms and conditions of the Plan, as described in the Plan which accompanied this form, to apply cash distributions of shares of common stock, par value $0.01 of ADT Inc. as indicated below.

NO INTEREST WILL BE PAID ON THE FUNDS HELD PENDING INVESTMENT.

This form, when completed and signed, should be mailed in the blue envelope provided. Please affix postage to ensure proper processing. If you do not have the envelope, mail your form to:

ADT Inc.

C/O American Stock Transfer & Trust Company, LLC

P.O. Box 922, Wall Street Station, New York, New York 10269-0560

Attn: Plan Administration Department

If your name is preprinted above, it is for mailing purposes only. Please complete one of the boxes below for the exact account registration.

ACCOUNT’S REGISTRATION (NAME):

ACCOUNT NUMBER:

SIGNATURE(s)

All Joint Owners Must Sign